Exhibit 21.1
infoGROUP INC. AND SUBSIDIARIES
SUBSIDIARIES AND STATE OF INCORPORATION

Advanced Analytics, Inc.	New York
Appwest Communications, Inc.	Canada
Atlantic Research & Consulting, Inc.	Massachusetts
BJ Hunter Information Inc	Canada
City Directories, Inc.	Delaware
Database China, Inc	Nevada
Database India Inc	Nevada
Direct Media Data Services LLC	Delaware
Direct Media Holdings, Inc.	Delaware
Direct Media, Inc	Delaware
Direct Media, LLC	Delaware
Donnelley Marketing Inc.	Delaware
Edith Roman Holdings, Inc.	Delaware
Express Copy Inc.	Delaware
Guideline Consulting Corporation	New York
Guideline Research Corporation	New York
Guideline, Inc.	New York
Guideline/Chicago, Inc.	Illinois
Hill Donnelly Corporation	Delaware
infoIndia, Inc	Nevada
infoInternational Inc.	Delaware
infoSingapore Research & Data PTE Ltd	Singapore
infoUK.com, Ltd	United Kingdom
infoUSA Marketing, Inc.	Delaware
infoUSA, Inc.	Delaware
Macro International, Inc.	Delaware
Millard Group, Inc.	New Hampshire
OneSource Information Services Inc.	Delaware
OneSource Information Services, Ltd.	United Kingdom
Online Access Solutions, Inc.	Canada
Opinion Research Corporation	Delaware
Opinion Research Northwest, Inc.	Delaware
ORC Aus Pty Ltd	Australia
ORC Holdings, Ltd	United Kingdom
ORC International Holdings, Ltd	Cayman, Islands
ORC International. Ltd	United Kingdom
ORC Telecommunications, Ltd	Maryland
Papillion Building, LLC	Delaware
Ralston Building, LLC	Delaware
SalesGenie.com, Inc.	Delaware
Signia Partners Inc.	Washington DC
Storefront Images USA, Inc.	Delaware
System Access Solutions, Ltd	Canada
Tabline Data Services, Inc.	New York
TGMVC Corporation	Delaware
TTEch Acquisition Corp	Delaware
Walter Karl, Inc.	New York
Washington Researchers, Ltd.	Washington DC
Yesmail, Inc.	Delaware